                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
         [ ] Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by
             Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Microdyne Corporation
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

             ------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

             ------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
                                                             ------------------

         (5) Total fee paid:
                            ---------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
                                    --------------------------------------------

         (2) Form, schedule or registration statement no.:
                                                          --------------------

         (3) Filing party:
                          ----------------------------------------------------

         (4) Date filed:
                        ------------------------------------------------------

                             MICRODYNE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 23, 1998

         The Annual Meeting of Stockholders of Microdyne Corporation will be held Monday, March 23, 1998, at 10:00 a.m. at the Ritz Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, VA., 22102, for the following purposes:

         1.      To elect directors for the ensuing year;

         2. To act upon such other matters as may properly come before the meeting, or any adjournment thereof.

         Holders of common shares of record at the close of business on February 11, 1998, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.


                                        By Order of the Board of Directors,


                                        Gareth Higgins
                                        Corporate Secretary


         3601 Eisenhower Avenue
         Alexandria, Virginia 22304
         February 18, 1998

                             MICRODYNE CORPORATION

                                PROXY STATEMENT

         This proxy statement and the accompanying proxy card are being mailed on or about February 18, 1998, to holders of common shares in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Stockholders of Microdyne Corporation ("Microdyne" or the "Company") to be held on March 23, 1998. Proxies are solicited to give all stockholders of record at the close of business on February 11, 1998, an opportunity to vote on matters that come before the meeting. This procedure is necessary because stockholders live in many different locations and many will find it difficult to attend. Shares can be voted only if the stockholder is present in person or is represented by proxy.

         When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. You may revoke your proxy at any time before it is voted at the meeting by delivering to the Secretary of the Company a written notice stating that the proxy is revoked, by executing a proxy bearing a later date or by attending the meeting and voting in person.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

         Comments from stockholders about the proxy material or about other aspects of the Company's business are welcome and are very helpful to the Company's management in assessing stockholder sentiment. Comments should be addressed in writing to the Corporate Secretary of the Company at 3601 Eisenhower Avenue, Alexandria, Virginia 22304.

         On December 31, 1997, there were 13,031,081 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Only holders of the Company's common stock of record at the close of business on February 11, 1998 will be entitled to vote at the meeting.

         Directors will be elected by a plurality of all the votes cast at the meeting, so long as a majority of the shares outstanding is present. A stockholder who abstains from a vote by registering an abstention vote will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on the particular matter. Similarly, in the event a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters.

         As of December 31, 1997, Philip T. Cunningham, Chairman of the Board of Directors of the Company beneficially owned 5,576,887 shares, or 42.8% of the common stock outstanding on that date.

                             THE BOARD OF DIRECTORS

         The Board of Directors of the Company consists of one member who is the principal shareholder and former Chief Executive Officer of the Company (Philip T. Cunningham), one member who is an executive officer of the Company (Christopher M. Maginniss) and three non-employee members (Curtis M. Coward, Gregory W. Fazakerley, and H. Brian Thompson).

         During the period commencing September 30, 1996 and ending September 28, 1997 (fiscal 1997), there were six meetings of the Board of Directors of the Company (including four regular and two special meetings). During such period, each of the incumbent Directors attended all of the Board meetings held while he was a Director, except Mr. Thompson and Mr. Coward who were each unable to attend one such meeting, and all Committee meetings held while he served on such Committees.

         Messrs. Fazakerley (Chairman), Coward, and Thompson serve as members of the Audit Committee of the Board of Directors of the Company. The Audit Committee held one meeting during fiscal 1997. The Audit Committee is responsible for recommending and selecting the appointment of outside auditors, reviewing financial reports of the Company and performing such other functions as directed from time to time by the Board.

         Messrs. Thompson (Chairman), Coward, and Fazakerley serve as members of the Compensation Committee of the Company. The Compensation Committee held three meetings during fiscal 1997. The Compensation Committee is responsible for considering compensation of officers of the Company.

         The Board of Directors currently does not have a standing nominating committee or a committee performing similar functions. The Board will, as a matter of policy, give consideration to nominees recommended by stockholders. A stockholder who wishes to recommend a future nominee should direct his recommendation in writing to the Company's Board of Directors.


                             ELECTION OF DIRECTORS
                          (ITEM 1. ON THE PROXY CARD)

         The terms of Messrs. Cunningham, Maginniss, Coward, Fazakerley, and Thompson as directors of the Company will expire at the time of the 1998 Annual Meeting. The Company proposes for re-election as directors of the Company each of Messrs. Cunningham, Maginniss, Coward, Fazakerley, and Thompson for a term ending at the 1999 Annual Meeting. In addition, the Company proposes the Company's Chief Executive Officer, Michael E. Jalbert, for election to the Board of Directors for a term ending at the 1999 Annual Meeting to fill the vacancy created by an expansion of the Board of Directors from five to six in contemplation of Mr. Jalbert's nomination to serve on the Board. If you do not wish your shares to be voted for any particular nominee, please identify the exceptions in the appropriate space provided on the proxy card.

         If at the time of the meeting, one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors or, if none, the size of the Board will be reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

         Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified.

         The following table sets forth, for each nominee, the nominee's age, position held with the Company, and the date such nominee became a director of the Company. Following the table is a brief description of each nominee's principal occupation for at least the past five years.

NOMINEE                           AGE      DIRECTOR SINCE           OFFICE HELD WITH COMPANY
-------                           ---      --------------           ------------------------
Philip T. Cunningham               60            1991               Chairman of the Board

Christopher M. Maginniss           61            1991               Director, Executive Vice President, President - SSD, Treasurer

Curtis M. Coward                   51            1995               Director

Gregory W.  Fazakerley             49            1991               Director

H. Brian Thompson                  58            1991               Director

Michael E. Jalbert                 52            N/A                President and Chief Executive Officer


         Philip T. Cunningham assumed the offices of Chairman of the Board, President and Chief Executive Officer of the Company in June 1991 upon the merger of Federal Technology Corporation (FTC) and the Company ("the Merger"). Prior to the Merger, Mr. Cunningham had served as President and Chairman of the Board of FTC since its inception in 1984. Mr. Cunningham holds an M.B.A. degree from Harvard Business School and a B.S. from Holy Cross College. As of March 10, 1997, Mr. Cunningham relinquished his positions of President and Chief Executive Officer of the Company, and now serves only as Chairman of the Board.

         Christopher M. Maginniss has served as Treasurer and Executive Vice President of the Company since June 1991. In March 1997, Mr. Maginniss was named President - Support Services Division. Mr. Maginniss had served as Executive Vice President of FTC from June 1987 until the Merger. He holds an M.S. degree from the U.S. Naval Post Graduate School and a B.A. from Colby College.

         Curtis M. Coward has been a Partner in the law firm of McGuire, Woods, Battle & Boothe LLP, McLean, Virginia since 1986. He is also special counsel to the government of the Republic of Kazakstan. Previously, Mr. Coward was President and Chief Executive Officer of Air Virginia/AVAIR from 1982 to 1986 and was Chairman of the Board of Directors of the Regional Airline Association in 1985. He is a Director of the Atlantic Council of the United States and trustee of the U.S. Naval Academy Foundation. Mr. Coward holds a J.D. from the College of William and Mary and a B.A. from Denison University.

         Gregory W. Fazakerley is Chairman and Chief Executive Officer of Development Resources, Inc., a Washington, D.C.-based real estate development firm. Mr. Fazakerley is the managing general partner of C/G Investments, a real estate partnership; member of the Board of Directors of the District of Columbia Building Industry Association; and a member of the Board of Directors of the YMCA of the Greater Metropolitan Washington area. Mr. Fazakerley is a graduate of the American University in Washington, D.C.

         H. Brian Thompson is Chairman of the Board and Chief Executive Officer of LCI International, a world-wide long distance telecommunications company with corporate headquarters in McLean, Virginia. Previously, Mr. Thompson served as Executive Vice President of MCI Communications Corporation, was the President of Subscription Television of America, and spent nine years with McKinsey and Company, an international management consulting firm. He is a director of Bell Canada International, Comcast UK Cable Partners and Golden Books Family Entertainment Inc. Mr. Thompson is a trustee of Capitol College, a commissioner of the Global Information Infrastructure Commission, and a member of the Listed Company Advisory Committee of the New York Stock Exchange Board of Directors. Mr. Thompson holds an M.B.A. from Harvard Business School and a B.S. from the University of Massachusetts.

         Michael E. Jalbert was named President and Chief Executive Officer of Microdyne on March 10, 1997. Prior to joining Microdyne, Mr. Jalbert was President and Chief Executive Officer from 1995 to 1997 of IDB Communications, a Bethesda, Maryland satellite service communications provider. From 1992 to 1995, Mr. Jalbert was President of the CSD division of Diversey Corporation, a chemical manufacturer based in Livonia, Michigan. Mr. Jalbert joined the Diversey Corporation from West Chemical Corporation, a specialty chemical manufacturing company based in Princeton, New Jersey, where he was President and Chief Operating Officer from 1987 to 1992. Mr. Jalbert attended the Executive Program at the University of Virginia's Darden School of Business in 1976 and holds a B.S. from the Loyola-Concordia University which he received in 1967.


                               EXECUTIVE OFFICERS

         The current executive officers of the Company are: Michael E. Jalbert, President and Chief Executive Officer; Christopher M. Maginniss, Executive Vice President and President - Support Services Division; Christian J. Spitz, President - Aerospace Telemetry Division; George Spiczak, Vice President - Corporate Resources; and Massoud Safavi, Chief Financial Officer.

         There are no family relationships among any of the executive officers, directors, or persons nominated to become directors of the Company. The executive officers are chosen annually at the first meeting of the Board of Directors following the annual meeting of stockholders and serve for one year and until their successors are chosen and qualify.

         The previous identification of directors sets forth the age and business experience of, and certain other information regarding, Mr. Jalbert and Mr. Maginniss.

         Massoud Safavi, 44, has served as the Chief Financial Officer for Microdyne since June 26, 1997. Prior to joining Microdyne, Mr. Safavi spent nine years with UNC, Inc. where he served as Assistant Treasurer, division Chief Financial Officer, as well as the Director of Audit. Mr. Safavi is a C.P.A. and C.M.A. He also holds a B.S. from the University of Pennsylvania's Wharton School of Business and an M.B.A from the University of Chicago's Graduate School of Business.

         George R. Spiczak, 51, joined Microdyne on June 26, 1997, as Vice President - Corporate Resources. Before joining Microdyne, Mr. Spiczak was Director of Human Resources, Mid-Atlantic Region, for the Turner Construction Company. For 28 years, Mr. Spiczak served in the U.S. Army, where he retired with the rank of Colonel. Mr. Spiczak holds a B.S. in aviation management from Embry-Riddle Aeronautical University and an M.S. in Public Administration from Shippensburg State University.

         Christian J. Spitz, 45, has served as the Company's Vice President of Aerospace Telemetry since 1993, and as Chief Financial Officer since April 1996. As of June 26, 1997, Mr. Spitz relinquished his position of Chief Financial Officer and was named Vice President- Aerospace Telemetry Division. Previously, Mr. Spitz was Vice President of Finance at Development Resources, Inc. from 1986 to 1993. Mr. Spitz holds a B.A. from the University of Dayton and is a Certified Public Accountant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of December 31, 1997, the number of shares and percentage of the Company's common stock owned by all persons known by the Company to own beneficially more than 5% of the Company's common stock, by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. This information has been obtained in part from such persons and in part from the Company's records. Each person has sole voting and investment power with respect to the shares indicated except for shares which may be acquired upon exercise of options and as otherwise noted.

                                                                              COMMON SHARES
                                                                              --------------
NAME                                                                    OWNED (1)      % OF CLASS
----                                                                    ---------      ----------
Philip T. Cunningham                                                5,576,887 (2)          42.8%
Christopher M. Maginniss                                                  197,702           1.5%
Curtis M. Coward                                                           10,000           *
Gregory W. Fazakerley                                                  39,667 (3)           *
H. Brian Thompson                                                      45,667 (4)           *
Michael E. Jalbert                                                         57,300           *
Christian J. Spitz                                                         35,000           *
Massoud Safavi                                                              4,200           *
All directors and executive officers as a group (9 persons)             5,971,423          45.0%
State of Wisconsin                                                    970,000 (5)           7.4%
Investment Board
P.O. Box 7842
Madison, WI 53707

-------------
* Less than 1%
(1) Includes shares that would be issued pursuant to the exercise of stock options that are able to be exercised within 60 days, as follows: Mr. Maginniss, 81,000 shares; Mr. Coward, 10,000 shares; Mr. Fazakerley, 36,667 shares; Mr. Thompson, 36,667 shares; Mr. Jalbert, 50,000 shares; Mr. Spitz, 35,000 shares.
(2) Includes 621,400 shares held in a trust of which Mr. Cunningham is trustee.
(3) Includes 3,000 shares beneficially owned by a trust for Mr. Fazakerley's son of which Mr. Fazakerley is a co-trustee (Mr. Fazakerley shares voting and dispositive power with respect to such shares).
(4) Includes 5,000 shares directly owned by Mr. Thompson, 2,000 shares beneficially owned by Mr. Thompson's spouse as trustee for Mr. Thompson's son, and 2,000 shares beneficially owned by Mr. Thompson's spouse as trustee for Mr. Thompson's daughter. Mr. Thompson disclaims beneficial ownership of the shares held in trust for his son and daughter.

(5) According to a Schedule 13G filed with the Securities and Exchange Commission and received by the Company from the State of Wisconsin Investment Board, this public pension fund has sole voting and investment power with respect to these shares.

                           SUMMARY COMPENSATION TABLE

         The Summary Compensation Table below sets forth individual compensation information for the Chief Executive Officer and the four other most highly paid executive officers at September 28, 1997, for services rendered in all capacities during the fiscal years ended September 28, 1997, September 29, 1996 and October 1, 1995.

                                                                                                              LONG-TERM
                                     ANNUAL COMPENSATION                                                   COMPENSATION
                                     -------------------                                                   ------------
                                                                                    OTHER ANNUAL                OPTIONS
NAME AND                                                                            COMPENSATION                AWARDED
PRINCIPAL POSITION               YEAR        SALARY ($)     BONUS ($)                    ($) (1)            (IN SHARES)
------------------               ----        ----------     ---------   ------------------------            -----------
Michael E. Jalbert               1997           129,808     135,000 (4)                     --                  300,000
(President and CEO)              1996                --          --                         --                       --
                                 1995                --          --                         --                       --

Philip T. Cunningham             1997           230,155          --                    200,000 (2)                   --
(Chairman, Board of              1996           270,625          --                    200,000 (2)                   --
 Directors, former CEO)          1995           251,250     250,000                    200,000 (2)                   --

Christopher M. Maginniss         1997           222,708      40,000 (4)                     --                   30,000
(EVP and VP - SSD)               1996           225,479          --                         --                       --
                                 1995           209,625     175,000                         --                   25,000

Christian J. Spitz               1997           175,000      68,761 (4)                     --                   40,000
(VP - ATD)                       1996           174,663          --                         --                       --
                                 1995           115,042      20,635                         --                   15,000

David G. Laposata                1997           173,958      25,000                    170,515 (3)               40,000
(SVP)                            1996           150,000          --                         --                       --
                                 1995           144,167          --                         --                       --

(1) Does not include compensation associated with perquisites because such amounts do not exceed the lesser of either $50,000 or 10% of total salary and bonus disclosed.

(2)      Compensation pursuant to Mr. Cunningham's non-compete agreement.

(3) Other compensation relates to severance package and bonus related to the discontinuation of the Networking Products Division. This severance package and bonus will be paid out during Microdyne's fiscal year 1998.

                                OPTION TABLES

         The following table provides information concerning each grant of options to purchase the Company's common stock during fiscal year 1997 to persons named in the Summary Compensation Table. There were no stock appreciation rights (SARs) granted.

                                          OPTION GRANTS IN LAST FISCAL YEAR
                                          ---------------------------------


                                                          % OF TOTAL                             POTENTIAL REALIZABLE VALUE AT
                                                           OPTIONS                               ASSUMED ANNUAL RATES OF STOCK
                                                          GRANTED TO     EXER-                      PRICE APPRECIATION FOR
                                           NUMBER OF      EMPLOYEES      CISE         EXPIR-             OPTION TERM
                                            OPTIONS       IN FISCAL      PRICE        ATION              -----------
              NAME                         GRANTED(1)        YEAR       ($/SH.)        DATE           5%($)          10%($)
              ----                         ----------        ----       -------        ----           -----          ------
              Philip T. Cunningham               None           -             -           -               -               -

              Christopher M.                   30,000        5.0%         $5.00    11/26/01          41,442          91,577
              Maginniss

              Michael E. Jalbert              300,000       49.7%         $5.00     3/10/02         414,420         915,768

              David G. Laposata                40,000        6.7%         $5.00    10/31/98          62,520          75,000

              Christian J. Spitz               40,000        6.7%         $5.00    11/26/01          55,256         122,102

(1) Except for Mr. Jalbert, all other options are exercisable from date of grant as follows: one-third after one year, two-thirds after two years, and 100% after three years. Mr. Jalbert may exercise his options as follows: one-sixth as of March 10, 1997; one-sixth as of March 9, 1998; one-third as of March 9, 1999; one third as of March 9, 2000.

         The following table depicts option exercise activity in the last fiscal year and fiscal year-end option values with respect to each of the executive officers named in the Summary Compensation Table. The value of unexercised in-the-money options at September 28, 1997 equals the market value of the underlying common stock at September 28, 1997 minus the exercise price. The fair market value of Microdyne common stock at September 28, 1997 was $6.25.

  AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 28, 1997 OPTION VALUES

                                                    NUMBER OF                                          VALUE OF
                                                     SHARES                      UNEXERCISED        UNEXERCISED IN-
                                                   ACQUIRED ON      VALUE        OPTIONS AT           THE-MONEY
                     NAME                           EXERCISE      REALIZED         9/28/97        OPTIONS AT 9/28/97
                     ----                           --------      ---------        -------        -------------------
                     Philip T. Cunningham                   None        None              None                    None

                     Christopher M.                         None        None         197,702                $574,333
                     Maginniss                                                        20,000 U              $ 25,000 U

                     Michael E. Jalbert                     None        None          50,000 E               $62,500 E
                                                                                     250,000 U              $312,500 U

                     David G. Laposata                      None        None         107,980 E              $166,687 E

                     Christian J. Spitz                     None        None          35,000 E              $ 26,250 E
                                                                                      26,667 U              $ 33,334 U

                        E = Exercisable          U = Unexercisable



                             DIRECTOR COMPENSATION

         Directors of the Company who are not also officers receive $1,000 per meeting, whether regularly scheduled or special; $1,000 for telephone meetings; and reimbursement of reasonable expenses incurred in attending meetings. Directors who are not also executive officers receive, in addition to the foregoing fees and expense reimbursements, a quarterly fee of $4,000.


                    EMPLOYMENT AND NONCOMPETITION AGREEMENTS

EMPLOYMENT AGREEMENTS

         Effective June 21, 1991, the date of the merger between the Company and Federal Technology Corporation, the Company entered into an Executive Employment Agreement with Mr. Cunningham. Under the terms of the Executive Employment Agreement, Mr. Cunningham became the Company's Chairman of the Board, President and Chief Executive Officer. The employment agreement had a term of three years with an initial base annual salary of $200,000. On October 24, 1995, the Company entered into a new Executive Employment Agreement with Mr. Cunningham with respect to the same positions at an initial base salary of $275,000, which may be adjusted upward by the Board of Directors. The agreement also provides, among other things, that Mr. Cunningham is eligible to participate in discretionary bonuses authorized and declared by the Board of Directors. Mr. Cunningham's employment could be terminable (i) upon his death or (ii) by the Company in the event he became permanently disabled, in which case Mr. Cunningham would be entitled to certain salary continuation rights. The agreement expires in 1999. On March 10, 1997, Mr. Jalbert assumed the role of President and Chief Executive Officer, formerly held by Mr. Cunningham. As a result, Mr. Cunningham's salary was adjusted to $170,000 annually to reflect compensation for his continuing work as Chairman of the Board of Directors.

         Effective March 10, 1997, the Company entered into an Executive Employment Agreement with Mr. Jalbert. Under the terms of the Executive Employment Agreement, Mr. Jalbert became the Company's President and Chief Executive Officer. The employment agreement had a term of two years with a base annual salary of $250,000, which may be adjusted upward by the Board of Directors. In addition, the agreement also provided for the grant to Mr. Jalbert of options to purchase 300,000 shares of the Company's stock at a fixed price of $5.00 per share which are exercisable over the next three years and which expire over the next five years. The agreement also provides, among other things, that Mr. Jalbert is eligible to participate in additional stock options and discretionary bonuses authorized and declared by the Board of Directors. Mr. Jalbert's employment could be terminable (i) upon his death or
(ii) by the Company in the event he became permanently disabled, in which case Mr. Jalbert would be entitled to certain salary continuation rights. The agreement expires in 1999.

NONCOMPETITION AGREEMENT

         On June 21, 1991, Mr. Cunningham entered into a Noncompetition Agreement with the Company pursuant to which he agreed that, during the term of the agreement, he would not, among other things, participate in any manner described in the agreement in any business which competes with the Company. This Noncompetition Agreement was extended on June 21, 1995 for an additional term of four years. The Noncompetition Agreement also generally prohibits Mr. Cunningham from soliciting business from certain customers and suppliers of the Company and from disclosing certain information about the Company. The Noncompetition Agreement provides for the payment to Mr. Cunningham of $200,000 per year commencing June 21, 1995 and continuing for four years thereafter, unless Mr. Cunningham fails to comply with certain of the covenants set forth in the agreement. Mr. Cunningham is entitled to continue to receive the payments under the Noncompetition Agreement notwithstanding termination of his employment for any reason.


                      BOARD COMPENSATION COMMITTEE REPORT

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The members of the Committee are Messrs. Fazakerley, Coward and Thompson, none of whom is a past or present employee of the Company. There are four primary elements to the executive compensation program: salary, annual bonuses, long-term incentive compensation, and fringe benefits.

         This program is designed to provide a direct relationship between executive compensation and corporate performance. The intent is to enhance stockholder value by means of an executive program that attracts, retains, and rewards executive officers who contribute to the Company's success. The primary quantitative measures of corporate performance are revenues, margins, and earnings per share. The Committee may consider significant qualitative factors such as the achievement of corporate goals and the general business environment.

SALARY

         The Compensation Committee establishes the salary for the top five highly compensated executives, with the exception of Mr. Jalbert, for which a salary floor is established as part of his Executive Employment Agreement. The Chief Executive Officer sets salary levels for all other executives based on the guidelines set by the Compensation Committee. In all cases, the levels set will be based on the responsibilities and duties of the position, comparative industry salary structure for similar positions, and individual performance. Compensation for specific functional roles such as sales, business development, operations, and finance is based on the Company's overall performance as well as the executive's direct contribution to the corporation. Examples of the factors to be evaluated include divisional sales and contribution goals, development or acquisition of new business or product lines, significant cost reductions resulting in improved profitability, or other similar actions that enhance stockholder value.

PERFORMANCE BONUSES

         The Compensation Committee sets the bonuses for the top five highly compensated executives. The Chief Executive Officer sets bonus levels for all other executives consistent with individual performance each year. The Company's bonus system is designed to be flexible to meet changes in the Company's needs and the corporate environment. The payment of bonuses is used to motivate employees to produce favorable results.

         The same business factors that are used to establish salary are also used for setting bonuses, but different weight may be applied to various factors in setting bonuses. The Compensation Committee's responsibility is to review annually the measures by which corporate bonuses will be granted.

LONG-TERM INCENTIVE COMPENSATION

         Long-term incentives for executives are provided by grants under the Microdyne Key Employee Stock Option Plan. Stock options and stock ownership serve to align the financial interests of management with those of the stockholders. Stock options provide executives with an incentive to increase the long-term profitability of the Company and the value of its stock. Such options generally will become exercisable over a period of years from the date of grant. The number of options to be granted to any employee is determined by the Compensation Committee based on recommendations from the Chief Executive Officer.

FRINGE BENEFITS AND PERQUISITES

         To provide competitive compensation and to enhance executive performance, the Company provides fringe benefits and perquisites to executives. The fringe benefits are evaluated as part of an executive's overall compensation package, and include those items deemed appropriate for the Company's size and those benefits that are common in the community. In addition to the normal fringe benefits, the Compensation Committee has specifically authorized the following fringe benefits:

         Loans to executives may be made from time to time. In general, loans are limited to short-term bridge loans or to amounts consistent with appropriate executive compensation levels. The loan must provide for reasonable interest and repayment terms. Loans may be authorized by the Chief Executive Officer up to 125% of the executive's salary. Larger loans must be approved by the Compensation Committee.

         During October 1997, Microdyne entered into an agreement with Mr. Maginniss. Under the terms of the agreement, the officer exchanged a $317,000 note receivable for shares of the Company's stock upon exercise of certain stock options held by him. The terms of the agreement further stipulate that the officer will repay the Company the full value of the note receivable due to the Company and any accrued interest thereon no later than September 30, 1998. The note receivable has an annual interest rate of 6%.

         Life insurance for executives may be provided on a group or individual basis. Life insurance programs may include key man, group insurance, individual life insurance for estate planning, and split-dollar life insurance. Any life insurance program that involves a substantial expenditure of corporate funds must be approved by the Compensation Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Compensation decisions for all executives, including Mr. Jalbert, are generally based on the criteria described in the above sections. The Committee also considers pertinent industry data on the level of compensation paid to executive officers in other companies, including those of comparable size and which are direct competitors, and of companies that are larger in size but whose markets are the Company's targets for growth.

         The Committee set Mr. Jalbert's salary at $250,000 in fiscal 1997. Mr. Jalbert participates in the Company's stock option program for executives and was granted 300,000 stock options that become exercisable over three years as part of his employment agreement.

         The Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated executive officers. The Company may deduct certain types of compensation paid to any of these individuals only to the extent that during any fiscal year such compensation does not exceed one million dollars. The Compensation Committee believes that such limitation will not apply to the compensation to be paid by the Company to its executive officers for the foreseeable future and no modifications have been made in the Company's compensation programs due to these limits.

                                        H. Brian Thompson, Chairman
                                        Curtis M. Coward
                                        Gregory W. Fazakerley


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Curtis M. Coward, a Director of the Company and a member of the Compensation Committee, is a partner of the law firm McGuire, Woods, Battle & Boothe, LLP, outside corporate counsel to the Company.


                               PERFORMANCE GRAPH

         The graph below compares the performance over a five-year period of the Company's common stock to that of the Russell 2000, a broad market index, and the Russell Technology Group. It assumes that $100 is invested in the Company's common stock, the Russell 2000, and the Russell Technology Group on September 30, 1992, and that all dividends were reinvested. In aggregate, the Company's stock has increased 2% since September 30, 1992. The Russell 2000 index, compiled by the Frank Russell Company of Tacoma, Washington, shows the total return (share price plus reinvested dividends) of 2,000 publicly-traded small- and mid-capitalization companies. The Russell 2000 has increased 154% over the five-year period ended September 28, 1997. The Russell Technology Group, also compiled by the Frank Russell Company, is a subset of approximately 285 companies within the Russell 2000, and is also a total return index. From September 30,

1992 to September 28, 1997, the Russell Technology Group increased 243%. The Company is a component of both indices.

                    Microdyne                       Russell 200                       Russell Technology
1992                   100                              100                                   100
1993                    76                              133                                   146
1994                    78                              137                                   158
1995                   414                              169                                   256
1996                    96                              191                                   272
1997                   102                              254                                   343


-        Microdyne has not paid dividends during the past five years.
         Microdyne Corporation data represent the closing prices of the Company's common stock on September 30, 1992 ($6.125, which has been established as 100 on the index) and for each succeeding September 30 through 1994, October 1, 1995, September 29, 1996 and September 28, 1997. Those prices and the respective index points are: 1993: $4.625
         (76); 1994: $4.75 (78); 1995: $25.375 (414); 1996: $5.875 (96); 1997:
         $6.25 (102);.  Microdyne data courtesy of NASDAQ.

-        The Russell 2000 index points are as follows: September 30, 1992: 100;
         September 30, 1993: 133; September 30, 1994: 137; October 1, 1995:
         169; September 29, 1996: 191; September 28, 1997: 254.  Russell 2000
         data courtesy of Frank Russell Co.

- The Russell Technology Group index points are as follows: September 30, 1992: 100; September 30, 1993: 146; September 30, 1994: 158;
         October 1, 1995: 256; September 29, 1996: 272; September 28, 1997:
         343.  Russell Technology Group data courtesy of Frank Russell Co.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than ten percent of the Company's common stock file initial reports of ownership of common stock and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors, and stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such copies and other records available to the Company, two forms were not timely filed during the fiscal year ended September 28, 1997. Mr. Safavi and Mr. Jalbert each filed an untimely Form 3 during the fiscal year ended September 28, 1997.

                    OTHER MATTERS TO COME BEFORE THE MEETING

         In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business of the Company.

         If any matter not described in this proxy statement should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. At the time this proxy statement went to press, the Board of Directors knew of no other matters which might be presented for stockholder action at the meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

         Proposals intended for inclusion in next year's proxy statement should be sent to the Corporate Secretary of the Company at 3601 Eisenhower Avenue, Alexandria, Virginia 22304, and must be received by September 30, 1998.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Grant Thornton LLP serves as the independent public accountant of the Company. Representatives of Grant Thornton are expected to be present at the meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.


                               OTHER INFORMATION

         The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies in person or by telephone. No additional compensation will be paid to directors, officers, or regular employees for such services. Arrangements will be made with banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons or firms, and the Company will reimburse such persons of firms for reasonable out-of-pocket expenses incurred by them in so doing. The Company also has retained D. F. King & Co. to aid in the solicitation of proxies, at an estimated cost of $3,000 plus reimbursement of reasonable out-of-pocket expenses.

         The above Notice and Proxy Statement are sent by order of the Board of Directors.


                                        Gareth Higgins
                                        Corporate Secretary

February 18, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICRODYNE CORPORATION

         The undersigned hereby appoints Christopher M. Maginniss or Gareth Higgins, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Microdyne Corporation held on record by the undersigned on February 11, 1998, at the annual meeting of the stockholders to be held on March 23, 1998 or any adjournment thereof.


1.  Election of Directors     [ ]  FOR all nominees listed            [ ]   WITHHOLD AUTHORITY to
                                   below (except as marked to the           vote for all nominees listed below
                                   contrary below

Philip T. Cunningham, Michael E. Jalbert, Christopher M. Maginniss, Curtis M. Coward, Gregory W. Fazakerley, and H. Brian Thompson

INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------
                        (Continued on the reverse side)

================================================================================

(CONTINUED FROM THE OTHER SIDE)

2. In their discretion, the Proxies are authorized to vote upon such other business matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                            Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            DATED:                         , 1998
                                   ------------------ ----

                            ------------------------------------
                            Signature


                            ------------------------------------
                            Signature if held jointly


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

       MICRODYNE CORPORATION 3601 Eisenhower Avenue Alexandria, VA  22304